Prospect Energy Corporation Provides Senior Secured Debt Financing to Natural Gas Systems, Inc.

NEW YORK, NY -- 02/03/2005 -- Prospect Energy Corporation (NASDAQ: PSEC) ("Prospect") announced today that it has agreed to provide up to $4.8 million of senior secured debt financing to Natural Gas Systems, Inc. (OTC BB: NGSY) ("NGS"), an oil and gas production company based in Houston, Texas.

NGS has a strategy of focusing on acquiring mature, well-established oil and gas fields and re-developing them through the application of technology and capital. The $4.8 million facility from Prospect is to provide NGS with funds to further develop its onshore Delhi and Tullos Urania oil and gas producing fields in central and northern Louisiana and to repay certain outstanding debt. Certain of the funds are also expected to be used by NGS to acquire additional oil and gas fields, including additional interests in the Tullos Urania Field.

NGS has made an initial draw of $3.0 million of the $4.8 million facility, which has a term of five years. Prospect's debt is secured by a first lien on NGS's working interests in the Delhi and Tullos Urania fields. Prospect will earn a cash coupon on its loan, and NGS has delivered warrants to Prospect exercisable into as much as 5% of the common stock of NGS.

"Developing this relationship with Prospect is an important milestone for NGS," stated Robert Herlin, President of NGS. "The funding will allow us to add to our asset base in northern Louisiana and implement a development program to take advantage of the considerable resources in the Delhi and Tullos fields. Furthermore, we are now positioned to pursue similar opportunities."

"In the past, the NGS team has been successful in finding underdeveloped onshore oil and gas properties and improving their production output efficiencies," said John Barry, Prospect's Chairman and CEO. "As important, NGS's cash flow coverage and collateral coverage meet our credit standards as debt investors. We see NGS as a core relationship for us, and we expect to provide additional capital as the company continues to acquire and develop new fields. More broadly, if we can continue making investments with credit quality similar to that of Gas Solutions, Unity Virginia Holdings and NGS -- and we believe we can -- we believe our shareholders will benefit from strong cash flow generated by a high quality portfolio."

About Natural Gas Systems Inc. (NGS)

NGS acquires established crude oil and natural gas properties and exploits them through the application of conventional and specialized technology. NGS targets established, shallow oil and gas fields, preferably with existing road, pipeline and storage infrastructure, and reservoirs with low permeability (referred to as "tight" reservoirs in which oil or gas flow is inhibited). NGS develops incremental value by bringing undrained or partially drained areas of the reservoirs into production and by accelerating existing production. NGS seeks to accelerate production through work-overs to clean sand, water and paraffin from wells; re-completions into other reservoirs; optimization of production facilities (including installation of compression facilities); development drilling; and selective use of lateral drilling as an alternative to hydraulic fracturing.

NGS owns 100% of the working interest in the unitized Delhi Field in northern Louisiana which encompasses 13,636 acres. Since being discovered in the 1940s, the Delhi Field has produced more than 200 million barrels of oil, plus substantial quantities of natural gas, from approximately 450 wells completed in reservoirs less than 3,500 feet. Due to previously depressed commodity prices, roughly 90% of the field's wells had been plugged and abandoned prior to their acquisition by NGS in 2003, and production from the field had declined to a minimal level. Following its purchase, NGS initiated a plan to re-develop the Delhi Field by restoring wells to production, re-completing wells in previously tested reservoirs, and re-entering plugged and abandoned wells to produce previously tested reservoirs. NGS has substantially increased production, and the field presently has eight producing wells. An additional 35 wells remain shut-in and available for re-development. In addition, NGS has an extensive development drilling program for 2005.

NGS also owns 100% of the working interest in approximately 140 producing oil wells, 20 water disposal wells and 100 shut-in wells in the Tullos Urania Field in central Louisiana. Cumulative production from all the wells in the field since its discovery in 1925 is approximately 50 million barrels of oil from a depth of approximately 1,700 feet. Current production is constrained due to the lack of additional water re-injection capacity and mechanical issues. NGS acquired the facility in 2004 and has initiated a program of repairing such wells and returning them to production and increasing produced water re-injection capacity to increase oil production.

About Prospect Energy Corporation

Prospect Energy Corporation (www.prospectstreet.com) is a closed-end investment company that lends to and invests in energy-related businesses and assets. Prospect Energy's investment objective is to generate both current income and long-term capital appreciation through debt and equity investments. Since completing its initial public offering in July 2004, the company has invested in Gas Solutions, an East Texas gas gathering and processing business, and in Unity Virginia Holding, a Virginia coal mining operation.

Prospect Energy has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). Accordingly, we are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, state, and federal rules and regulations. In addition, we have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986 ("Code"). The Code specifies certain quarterly asset diversification and annual source of income requirements. To the extent we remain in compliance with the applicable provisions of the Code, we will not be required to pay corporate-level taxes on any income that we earn. To the extent we do not qualify as elected, corporate-level taxes may be imposed upon our net income.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, including, but not limited to, statements as to our future operating results; our business prospects and the prospects of our portfolio companies; the impact of investments that we expect to make; the dependence of our future success on the general economy and its impact on the industries in which we invest; the ability of our portfolio companies to achieve their objectives; our expected financings and investments; the adequacy of our cash resources and working capital; and the timing of cash flows, if any, from the operations of our portfolio companies.

We may use words such as "anticipates," "believes," "expects," "intends," "will," "should," "may," "hope" and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.

Contact:

Please send investment proposals to:
Prospect Energy Corporation

John Barry
jbarry@prospectstreet.com
212-448-0702

Grier Eliasek
grier@prospectstreet.com
212-448-0702